Exhibit 23.5
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 10, 2011, with respect to the combined balance sheet of KW/WDC Portfolio Member LLC and subsidiaries and One Carlsbad as of December 31, 2010, and the related combined statements of operations, equity and cash flows for the year then ended, incorporated herein by reference.

/s/ KPMG LLP
Los Angeles, California
June 21, 2012